Exhibit 10.13

First Amendment to the
APACHE CORPORATION
2016 Omnibus Compensation Plan

WHEREAS, Apache Corporation, a Delaware corporation (the “Company”), sponsors and maintains the 2016 Omnibus Compensation Plan, originally effective May 12, 2016 (the “Plan”); and

WHEREAS, the Company, pursuant to Section 17 of the Plan, has the right to amend the Plan, subject to such amendments being approved by the Board of Directors or the Management Development and Compensation Committee of the Company; and

WHEREAS, the Company desires to amend the Plan to maintain consistency in the definition of “Involuntary Termination” as defined in its various compensation plans.

NOW, THEREFORE, the Plan is amended as follows:

1. Section 2.1(q) is hereby amended in its entirety as follows:

(q)    “Involuntary Termination” means the termination of employment of the Participant by the Company or its successor for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Participant that (i) constitutes common law fraud, a felony, or gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that clause (ii) shall not apply to any Award that was intended to be or is exempt from Internal Revenue Code Section 162(m) as qualified performance-based compensation and granted on or before November 2, 2017, to any “covered employee” (as determined under Internal Revenue Code Section 162(m), as amended by the Tax Cuts and Jobs Act of 2017) if clause (ii) constitutes a material modification of the agreement providing such Award as determined under Internal Revenue Code Section 162(m), IRS Notice 2018-68 and other applicable guidance, that would otherwise result in some or all of such Award not being deductible by the Company for federal tax purposes.

Date: July 29, 2019.

Attest:		APACHE CORPORATION

/s/ Rajesh Sharma	By:	/s/ Dominic J. Ricotta
Rajesh Sharma		Dominic J. Ricotta
Corporate Secretary		Senior Vice President,
Human Resources